Exhibit 99.1

BENITEC BIOPHARMA INC.

September 26, 2024

Suvretta Capital Management, LLC

540 Madison Ave., 7th Floor

New York, NY 10022

Attention: Andrew Nathanson, General Counsel &

Chief Compliance Officer

Ladies and Gentlemen:

Reference is made to that certain confirmatory letter, dated May 23, 2024 (the “Confirmatory Letter”), between Benitec Biopharma Inc., a Delaware corporation (the “Company”) and Suvretta Capital Management, LLC (including its affiliated funds holding the warrants referenced below, “Suvretta Capital”). Reference is further made to the following:

(i)

the pre-funded warrants issued to Averill Master Fund, Ltd. (the “Averill Fund”) on September 15, 2022, with respect to an aggregate of 588,235 underlying shares of the Company’s common stock (“Common Stock”) (the “2022 Pre-funded Warrant”) and Series 2 warrants issued to the Averill Fund on September 15, 2022, with respect to an aggregate of 588,236 underlying shares of Common Stock (the “2022 Coverage Warrant” and together with the 2022 Pre-funded Warrant,” the “2022 Warrants”) and the Warrant Agency Agreement (as defined in the 2022 Coverage Warrant);

(ii)

the pre-funded warrants (the “2023 Pre-Funded Warrant”) issued to the Averill Fund and the Averill Madison Master Fund, Ltd. (the “Averill Madison Fund” and, together with the Averill Fund, the “Funds”) on August 11, 2023, with respect to an aggregate of 5,181,347 underlying shares of the Company’s Common Stock and common warrants issued to the Averill Fund and the Averill Madison Fund on August 11, 2023, with respect to an aggregate of 5,181,347 underlying shares of Common Stock (the “2023 Common Warrant” and together with the 2023 Pre-Funded Warrant, the “2023 Warrants”) and the Warrant Agency Agreement (as defined in the 2023 Warrants); and

(iii)

the pre-funded warrants issued to the Funds on April 22, 2024, with respect to an aggregate of 2,002,556 underlying shares of Common Stock (the “2024 Warrants” and together with the 2023 Warrants and the 2022 Warrants, the “Warrants”).

The purpose of this letter agreement is to memorialize the Company’s and Suvretta Capital’s understanding with respect to the Beneficial Ownership Limitation set forth in each Warrant (as such term is defined in each Warrant) following stockholder approval on August 29, 2024 of a proposal to remove the 19.99% beneficial ownership limitation in the Warrants for purposes of complying with Nasdaq Listing Rule 5635(b). To the extent the terms of this agreement conflict with the terms of the Confirmatory Letter, the parties agree that the terms of this letter agreement shall control. The Company and Suvretta Capital hereby agree as follows:

1.

Suvretta Capital hereby waives the 19.99% beneficial ownership limitation as such right to waive is contemplated under the Warrants and the Company hereby agrees to waive any time period that would not make such waiver by Suvretta Capital effective as of the date of this letter agreement.

2.

Suvretta Capital and the Company agree that Suvretta Capital shall not be permitted to complete an exercise of shares underlying any of the Warrants to the extent the beneficial ownership of Suvretta Capital (calculated as provided in the applicable Warrants) following such exercise would exceed 49.9% as of the date of such exercise.

3.

Promptly following the date hereof, Suvretta Capital shall deliver a notice of exercise with respect to the Warrants (or a portion thereof), such that immediately following such exercise and the receipt of the applicable shares of Common Stock underlying such Warrants so exercised, together with the Common Stock held by Suvretta Capital, Suvretta Capital will beneficially own 49.9% of the outstanding shares of Common Stock, based on the Company’s representation that as of the date hereof, there are 10,555,728 shares of Common Stock outstanding.

4.

Prior to the exercise of the Warrants as contemplated herein, the Board of Directors of the Company (the “Board”) shall take all such actions as are reasonably necessary to approve any acquisition of any direct or indirect pecuniary interest of Common Stock (or any securities exercisable or exchangeable for Common Stock) in connection with any purchase from the Company of the shares underlying the Warrants by Suvretta Capital (or its affiliates) to the extent deemed a director for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a so-called “director by deputization”, for the purpose of exempting, to the extent available under applicable law, any such acquisitions from Section 16(b) of the Exchange Act as permitted by Rule 16b-3(d)(1) promulgated under the Exchange Act.

5.

Consistent with the underlying transaction documents in connection with the original issuance of the Warrants, the Board shall take all such actions as are reasonably necessary to approve any acquisition from the Company of the shares underlying the Warrants by Suvretta Capital (or its affiliates) for purposes of Section 203 of the Delaware General Corporate Law and any other restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover statute or regulation that might apply to the exercise of the Warrants.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement among the Parties.

[Signature Page Follows]

Benitec Biopharma Inc.

By:	/s/ Megan Boston
Name: Megan Boston
Title: Executive Director

Accepted and agreed as of the date first written above, by:

Suvretta Capital Management, LLC, on behalf of itself and Averill Master Fund, Ltd. and Averill Madison Master Fund, Ltd.

By:	/s/ Andrew Nathanson
Name:	Andrew Nathanson
Title:	GC/CCO